CONSULTANT AGREEMENT
WITH
CLIFFORD R. CARLSON

This Agreement is made and entered into as of the 12th day of December, 2007, between Clifford R. Carlson, (the “Consultant”), whose address is 16070 Willowshore Drive, Fenton, Michigan 48430 and Torvec, Inc., (the “Company”), whose address is 1999 Mount Read Blvd., Building 3, Rochester, New York 14615.

In consideration of the mutual promises made herein, the parties hereto agree as follows:

I. EXCLUSIVITY

The Company hereby engages the Consultant on a non-exclusive basis for the term specified in Section II hereof to render consulting services to the Company as a business relationship specialist relating to corporate and similar matters upon the terms and conditions set forth herein.

II. TERM

Except as otherwise specified herein, this Agreement shall be effective for three (3) years from the date hereof and is cancelable by either party at any time upon thirty (30) days written notice.

III. DUTIES, RESPONSIBILITIES, AND PAYMENT OF THE CONSULTANT

1. During the term of this Agreement, the Consultant shall provide the Company with such regular and customary consulting services with respect to the commercialization of any or all of the Company’s automotive technologies as the Company may request from time to time that are within the Consultant’s expertise to deliver. It is understood and acknowledged by the parties that the Consultant shall be obligated to render advice upon only the request of the Company, in good faith and on a best efforts basis, but shall not be obligated to spend any specific amount of time in so doing. The Consultant’s duties may include, but will not necessarily be limited to, providing recommendations to the Company concerning the following matters:

(a) The Consultant will assist the Company in structuring and implementing proposed transactions regarding the Company’s automotive technologies. It is understood that the final acceptance of any proposed transaction will be at the sole discretion of the Company, and that the Consultant will have no authority to act on behalf of the Company;

(b) To the extent requested by the Company, the Consultant will render advice and assistance to the Company generally in connection with all its business strategies, including potential business combinations.

2. During the term of this Agreement, in consideration for the services to be rendered by the Consultant, the Company will pay the Consultant a consulting fee calculated at the rate of $75.00 per hour. Such payment shall be made to the Consultant based upon invoices submitted by the Consultant to the Company within thirty (30) days of the rendering of each such invoice. Such payment shall be made, in the discretion of the Consultant, either in cash or in shares of the $.01 par value common stock of the Company as indicated on each invoice. If payment is made in shares of the Company’s common stock, the number of shares payable with respect to each such invoice shall be calculated based upon the closing price of the Company’s common stock as of the date of each such invoice.

3. During the term of this Agreement, Consultant shall not perform and shall not be paid for any services pursuant to this Agreement unless he shall have been specifically requested by the Company to provide the services so enumerated by the Company.

IV. COMMERCIALIZING EVENT INCENTIVE FEE

At any time after the date of this Agreement and from time to time provided that the Consultant is in good standing as determined by the Company’s Board of Directors, if the Company shall enter into one or more final, definitive agreements with one or more companies, organizations and/or entities (other than HDP,Inc., its affiliates and associates) that generates and/or is expected to generate revenue to the Company as the result of the commercialization of any and/or all of the Company’s automotive technologies, and any such definitive agreement shall have been, in whole or in part, attributable to Consultant’s efforts, then the Company shall pay the Consultant an incentive fee equal to 833 shares of the Company’s $.01 par value common stock or proportionate part thereof for each $1,000,000 of revenue or proportionate part thereof generated by or to be generated by such final, definitive agreement.

For purposes of this Article, the term “revenue” shall mean the gross receipts generated or expected to be generated by the commercializing event entitling the Consultant to payment of an incentive fee.

For purposes of this Article, the term “final, definitive agreement” shall mean any agreement by virtue of which the Company shall paid or is expected to be paid revenue for the commercialization of any or all of its automotive technologies, including but not limited to finalized purchase orders, supply contracts, orders for prototypes and demonstration units.

For purposes of this Article, the term “attributable to Consultant’s efforts” shall mean that Consultant shall have contributed importantly (as opposed to incidentally) to causing the occurrence of the particular commercializing event for which an incentive fee as described herein is to be paid.

V. CONFIDENTIALITY

The Consultant acknowledges that he has previously executed a Confidentiality
Agreement with the Company and hereby agrees that all of the terms of such
Confidentiality Agreement are hereby incorporated by reference into this Agreement as if specifically set forth herein.

VI. INDEPENDENT CONTRACTOR AND TERMINATION

The Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or an affiliate thereof. It is understood and agreed to by the parties hereto that the Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding at the source, unemployment compensation contributions and other employment related statutes with respect to the consulting arrangement as set forth in this Agreement.

Notwithstanding the agreement of the parties to this Agreement’s term as set forth in Article II, this Agreement may be terminated immediately by the Company for any of the following reasons and upon such termination for any one or more of the reasons set forth below, Consultant shall not be entitled to any further payment of fees regardless of whether Consultant prior to such termination had furnished the Company with an invoice for services rendered which, as of the date of termination under this Article VI, remains unpaid:

a) The Consultant discloses confidential information to the detriment of the Company and/or its business in violation of the Confidentiality Agreement executed by the Consultant and the Company;

b) The Company is directed by a regulatory or governmental authority to terminate the Agreement or the Consultant engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Company;

c) The Consultant is convicted of or pleads nolo contendre to any felony (other than a felony resulting from a traffic violation);

d) The Consultant breaches his duties under this Agreement in any material respect, and that breach is not cured within thirty days of written notice thereof from the Company to the Consultant. Such notice will only be required for the first said breach;

e) The Consultant engages in any malfeasance or misconduct or performs services in a grossly negligent manner, any of which has a material adverse effect on the Company, including such effect on the Company’s reputation and credibility in the marketplace with respect to its technology, its business ethics and behavior, its compliance with all rules and regulations promulgated by any lawful governmental authority, whether foreign or domestic, as well as with respect to its relationship with its shareholders; or

f) The Consultant commits an act of fraud against the Company.

Nothing in this Article VI shall be interpreted to mean that Consultant shall not be entitled to receive payment for unpaid invoices in the event of the termination of this Agreement in accordance with the termination provisions of Article II hereof.

VII. ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

VIII. NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail service (e.g. Federal Express) to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof:

if to the Company, to the address as follows:

James Y. Gleasman
Chief Executive Officer
1999 Mount Read Blvd., Building 3
Rochester, New York 14615

Telephone:	585-254--1100
Facsimile:	585-254--1105

and, if to the Consultant, to the address as follows:

Clifford R. Carlson
16070 Willowshore Drive
Fenton, Michigan 48430

Telephone: 810-629-9980
Facsimile: 810-265-6960

IX. ENTIRE AGREEMENT

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

X. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which together shall constitute on one and the same original documents.

XI. AMENDMENT, MODIFICATION OR WAIVER

No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

XII. TRANSFER, SUCCESSORS AND ASSIGNS

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

XIII. GOVERNING LAW

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. The parties specifically agree that the jurisdiction and venue with respect to any dispute in any way relating to this Agreement shall lie with the Supreme Court for the Seventh Judicial District located in the County of Monroe, New York.

XIV. TITLES AND SUBTITLES

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

XV. SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.
In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

XVI. DELAYS OR OMISSIONS

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Executed as of the date above first written.

Accepted and Agreed:

TORVEC, INC.

By: s/James Y. Gleasman
James Y. Gleasman
Chief Executive Officer

s/Clifford R. Carlson

Clifford R. Carlson